UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                            Reptron Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    76026W208
                     ------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



..........................
CUSIP No.  76026W208
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Tablerock Fund Management, LLC
      13-4150027

--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
person with
                   0

--------------------------------------------------------------------------------

              6    Shared Voting Power

                   362,100
--------------------------------------------------------------------------------

              7    Sole Dispositive Power

                   0
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   362,100
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      362,100
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      7.2%
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IA
--------------------------------------------------------------------------------

..........................
CUSIP No.  76026W208
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      John Barton


--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      USA

--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with

                   0
-------------------------------------------------------------------------------

              6    Shared Voting Power

                   362,100
--------------------------------------------------------------------------------

              7    Sole Dispositive Power

                   0
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   362,100
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      362,100
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      7.2%
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IN, HC
--------------------------------------------------------------------------------
..........................
CUSIP No.  76026W208
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Hourglass Master Fund, Ltd.


--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Cayman Islands

--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with

                   0
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   307,600
--------------------------------------------------------------------------------

              7    Sole Dispositive Power

                   0
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   307,600
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      307,600
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      6.2%
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      CO
--------------------------------------------------------------------------------
..........................
CUSIP No.  76026W208
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Richie Beech Trading Co, Ltd.


--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4

      Cayman Islands
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with

                   0
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   54,500
--------------------------------------------------------------------------------

              7    Sole Dispositive Power

                   0
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   54,500
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      54,500
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      1.1%
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IA
--------------------------------------------------------------------------------


Item 1.

    (a) Name of Issuer

        Reptron Electronics, Inc.

    (b) Address of Issuer's Principal Executive Offices

        13700 Reptron Boulevard
        Tampa, Florida 33626

Item 2.

    (a) Name of Person Filing

        This statement is being filed by (i) Tablerock Fund Management, LLC, a Delaware limited liability company ("IA"), (ii) John Barton ("Managing Member"), (iii) Hourglass Master Fund, Ltd.("Hourglass Master") and (iv) Richie Beech Trading Co., Ltd. ("Richie") (collectively, the Reporting Persons). Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

        IA's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients (specifically, in this case, Hourglass Master and Richie). Managing Member's beneficial ownership of Common Stock is indirect as a result of Managing Member's ownership and management of IA. The beneficial ownership of Managing Member is reported solely because Rules 13d-1(a) and (b) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G. The answers in blocks 6, 8, 9 and 11 above and the response to item 4 by Managing Member are given on the basis of the "indirect" beneficial ownership referred to in such Rule, based on the direct beneficial ownership of Common Stock by IA and the relationship of Managing Member to IA referred to above.

        Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness or such information concerning any other Reporting Person.

    (b) Address of Principal Business office or, if None, Residence

        IA's principal business office is located at:
        505 Park Avenue, Fifth Floor, New York, NY 10022

        Managing Member's principal business office is located at:
        505 Park Avenue, Fifth Floor, New York, NY 10022

        Hourglass Master's principal business office is located at: c/o Praesideo Fund Services, Ltd.
        Harbour Chambers, Third Floor, Harbour Centre, P.O. Box 1348GT Grand Cayman, Cayman Islands

        Richie's principal business office is located at:
        c/o M&C Corporate Services Limited
        P.O. Box 309GT
        Ugland House, South Church Street
        George Town, Grand Cayman
        Cayman Islands

    (c) Citizenship

        Item 4 of each cover page is incorporated by reference

    (d) Title of Class Securities

        Common

    (e) CUSIP Number

        76026W208

Item 3. If this statement is filed pursuant to ss 240.13d-1(b), or ss 240.13d-2(b) or (c), check whether the person filing is a:

        (a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).(c) Insurance company as defined in section 3(a)(19) of the Act
               (15 U.S.C. 78c).
        (d) Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).
        (e)    An investment adviser in accordance with ss
               240.13d-1(b)(1)(ii)(E).
        (f) An employee benefit plan or endowment fund in accordance with ss 240.13d-1(b)(ii)(F).
        (g) A parent holding company or control person in accordance with ss 240.13d-1(b)(1)(ii)(G).
        (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
        (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
        (j)    Group in accordance with ss 240.13d-1(b)(ii)(J).

Item 4. Ownership

        Common Stock:

        Items 5-9 and 11 of each cover sheet are incorporated by reference.


Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following | |

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        IA and Managing Member, the majority owner and managing member of IA, have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to IA's investment advisory clients. Hourglass Master Fund, Ltd. owns more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable

Item 8. Identification of Members of the Group.
        See Exhibit A

Item 9. Notice of Dissolution of Group.
        Not Applicable.

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
Date:  February 10, 2005
                          TABLEROCK FUND MANAGEMENT LLC

                                     /s/ John Barton
                          ------------------------------------------
                              John Barton, Managing Member

                          JOHN BARTON

                                     /s/ John Barton
                          ------------------------------------------
                                       John Barton

                           HOURGLASS MASTER FUND, LTD.

                                     /s/ John Barton
                          ------------------------------------------
                              John Barton, Managing Member
                            Tablerock Fund Management LLC, Investment Adviser

                          RICHIE BEECH TRADING CO., LTD.

                                     /s/ John Barton
                          ------------------------------------------
                              John Barton, Managing Member
                            Tablerock Fund Management LLC, Investment Adviser

EXHIBIT A


           Identification of Members of the Group


Pursuant to Rule 13d-1(c)under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified as follows:

Name
Tablerock Fund Management, LLC
John Barton
Hourglass Master Fund, Ltd.
Richie Beech Trading Co., Ltd.